China Medicine Corporation Announces Additional $2 Million Stock Repurchase Program

– Provides Updates On Ongoing Stock Repurchase Program and rADTZ Application –

Guangzhou, China, December 29, 2010 – China Medicine Corporation (OTC BB: CHME) (“China Medicine” or “the Company”), a leading manufacturer, developer and distributor of Western pharmaceuticals, traditional Chinese medicines (“TCM”), and other health products in the People’s Republic of China, today announced that the Company’s Board of Directors (the “Board”) has authorized a new stock repurchase plan (the "New Repurchase Plan").  Under the New Repurchase Plan, the Board approved the repurchase of up to an additional $2,000,000 worth of shares of the Company's common stock over the 12 month period commencing upon the conclusion of the existing stock repurchase plan, in the open market or in privately negotiated transactions from time to time, in compliance with Rule 10b-5, Rule 10b5-1 and Rule 10b-18 of the Securities and Exchange Commission.

The Company intends to fund the New Repurchase Plan with funds from the escrow account that was established pursuant to the Company’s subscription agreement with its principal shareholder, OEP CHME Holdings, LLC, an affiliate of One Equity Partners, the private equity arm of JP Morgan, dated January 28, 2010.

Under the Company's previously announced stock repurchase program, by December 22, 2010, the Company repurchased approximately $1.5 million of common stock, or approximately 710,000 shares.  The Company will continue to make purchases under its existing stock repurchase program until the earlier of the conclusion of the existing stock repurchase plan or July 11, 2011.

Mr. Senshan Yang, Chairman and CEO of China Medicine Corporation, commented "We have the fundamental strength to pursue a variety of opportunities with our cash.  We are actively investigating a variety of strategic opportunities on the acquisition front in order to best utilize our cash and ultimately create long-term shareholder value.  We are committed to driving organic and acquisition-led growth and we are very confident that our dedicated efforts will help us realize our long-term business goal to expand the Company’s product portfolio and geographical footprint in China and allow us to deliver sustainable returns to our shareholders.”

Mr. Yang continued, “Our proprietary recombinant, Aflatoxin Detoxifizyme (rADTZ), which is used for removing aflatoxins in food and animal feed, is well at the last step of the Chinese Ministry of Agriculture (MOA) approval process.  As we disclosed before, we have completed all requirements and are still waiting for the last step onsite inspection by the MOA, which is expected to commence in early next year.  We are working closely with national and provincial MOA to complete this process as expeditiously as possible.  At this point, we remain confident in receiving the final approval in near future but cannot predict the actual timing of MOA review.”

About China Medicine Corporation

China Medicine Corporation, a vertically integrated enterprise with a research and development centre, manufacturing facility and well established sales network, engages in the production and distribution of prescription and over the counter ("OTC") drugs, traditional Chinese medicine (“TCM”) products, herbs and dietary-supplements, medical devices, and medical formulations in China. The Company is developing a number of proprietary products for a variety of indications, including oncology, high blood pressure and toxin removal from food and animal feeds. For more information, please visit the Company's website at http://www.cmc621.com.

Safe-Harbor Statement

This press release contains forward-looking statements concerning the Company’s business and products. The Company’s actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, obtaining regulatory approval for new products, government support for rural health care, competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Medicine Corporation undertakes no duty to revise or update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact Information

ICR, Inc.
In New York: Ms. Christine Duan: 1-203-682-8200
In Beijing: Ms. Wen Lei Zheng: 86-10-6599-7968

China Medicine Corporation
In Guangzhou: Ms. Gavin Chen: 86-20-8737-2102